09-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 2Q RESULTS;
REAFFIRMS 2009 GUIDANCE

• Second Quarter Adjusted EPS of $.35; Reported EPS of $.25
• Additional Hedges Acquired for 2009 and 2010 Equity Volumes

HOUSTON, August 6, 2009 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the quarter ended June 30, 2009 of $31.1 million ($.25 per share), compared with $37.5 million ($.30 per share) in the prior year.

Adjusted net earnings available for common stockholders for the current quarter were $43.8 million ($.35 per share), compared with $53.3 million ($.43 per share) in the prior year.  Adjusted net earnings for the quarter exclude a $3.5 million ($.03 per share) mark-to-market unrealized loss on open economic hedges of 2009 processing spreads.  Adjusted net earnings for the quarter include a $9.1 million ($.07 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the quarter is set forth in the following table.

By calculating adjusted net earnings available for common stockholders, the company believes it presents its earnings in a manner more consistent with the presentation used by the investment community in its evaluation of the company's earnings.

Select Non-GAAP Financial Information	Three months ended June 30,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$31,110	$37,479
After-tax adjustments:
MTM loss on open economic hedges	$3,512	$13,796
MTM gain recorded in prior accounting period	$9,147	$-
Loss on extinguishment of preferred stock	$-	$1,995
Adjusted net earnings available for common stockholders	$43,769	$53,270
Reported net earnings per share available for common stockholders	$0.25	$0.30
Adjusted net earnings per share available for common stockholders	$0.35	$0.43

The company further estimates that Hurricane Ike negatively impacted the quarter by an additional $1.6 million ($.01 per share) on an after-tax basis, a result of a $2.6 million reduction in transportation revenue compared with the prior year due to continued reduced volumes flowing after Hurricane Ike.

For the six month period ended June 30, 2009, the company reported net earnings available for common stockholders of $75.2 million ($.61 per share), compared with $116.0 million ($.94 per share) in the prior year.

Adjusted net earnings available for common stockholders for the six months ended June 30, 2009 were $116.8 million ($.94 per share), compared with $131.8 million ($1.07 per share) in the prior year.  Adjusted net earnings for the six month period exclude a $13.2 million ($.11 per share) mark-to-market unrealized loss on open economic hedges of 2009 processing spreads and a $10.1 million ($.08 per share) charge to increase the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.  Adjusted net earnings for the six month period include an $18.3 million ($.15 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the quarter is set forth in the following table.

Select Non-GAAP Financial Information	Six months ended June 30,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$75,196	$116,046
After-tax adjustments:
MTM loss on open economic hedges	$13,236	$13,796
MTM gain recorded in prior accounting period	$18,319	$-
Increase to provision for repair and abandonment costs	$10,091
Loss on extinguishment of preferred stock	$-	$1,995
Adjusted net earnings available for common stockholders	$116,842	$131,837
Reported net earnings per share available for common stockholders	$0.61	$0.94
Adjusted net earnings per share available for common stockholders	$0.94	$1.07

The company further estimates that Hurricane Ike negatively impacted the six month period ended June 30, 2009 by an additional $3.6 million ($.03 per share) on an after-tax basis, a result of a $6.0 million reduction in transportation revenue on Sea Robin compared with the prior year due to continued reduced volumes flowing after Hurricane Ike.

For the three months ended June 30, 2009, net operating revenues, calculated as revenue less cost of gas and other energy and revenue-related taxes, decreased $11.7 million to $256.3 million from $268.0 million in the prior year.  Adjusted net operating revenue, which includes the adjustments for mark-to-market accounting, was $276.5 million during the quarter, or a decrease of $13.8 million.  The decrease in net operating revenue was primarily related to lower realized commodity prices at the company’s gathering and processing segment.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue is available at the end of this press release.

For the three months ended June 30, 2009, Southern Union reported adjusted EBIT of $115.7 million, compared with adjusted EBIT of $134.3 million in the prior period.  The decrease was primarily related to lower realized commodity prices at the company’s gathering and processing segment.  By calculating adjusted EBIT, the company believes it presents its financial performance in a manner more consistent with the presentation used by the investment community in its evaluation of the company's financial performance.  A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings is available at the end of this press release.

The company uses adjusted net earnings, adjusted net operating revenues, earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  These measures are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman and CEO, said, “We were pleased with the overall performance of our business segments during the second quarter.  We are also pleased that we will be placing the Trunkline LNG Infrastructure Enhancement Project into service over the next several weeks.  This project will further enhance our business risk profile and add to the stability of our fee based revenues and cash flows.  We are also happy that we will be extending all of the contracts at our LNG facility through 2029 with a strong, investment grade counterparty.”

President and COO Eric D. Herschmann added, “We are happy to have entered into additional hedges for both 2009 and 2010.  For the period July 1 through December 31, 2009, we are now hedged on 35,000 MMBtu/d of natural gas liquids equivalents at an average price of $14.27 per MMBtu.  This represents approximately 80% of our projected equity natural gas liquids production in 2009.  We have also hedged an additional 5,000 MMBtu/d of natural gas at $3.90 per MMBtu.  For 2010, we have hedged 25,000 MMBtu/d of natural gas at $5.42 per MMBtu.  We will continue to monitor the markets for 2010 and will enter into additional hedges when opportunities present themselves.”

Key Factors Impacting Second Quarter 2009 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $97.9 million, compared with $98.5 million in the prior year.  The $600,000 decrease was primarily attributable to a $1.0 million decrease in EBIT at Panhandle Energy, which includes Panhandle Eastern Pipeline Company, LP and its subsidiaries, offset by a $400,000 increase in equity earnings from the company’s unconsolidated investment in Citrus Corp., parent of Florida Gas Transmission Company, LLC.  Panhandle Energy saw higher operating revenues of $4.3 million offset by higher operating expenses of $1.5 million and higher depreciation and amortization expense of $2.8 million.  The increase in operating revenues was largely due to a $5.4 million increase in transportation reservation revenue, primarily a result of higher average rates realized on Panhandle Eastern Pipe Line and contributions from various expansion projects, and a $2.5 million increase in LNG terminalling revenue offset by a $3.4 million decrease in transportation usage revenues primarily due to reduced volumes flowing after Hurricane Ike.  The operating expense increase includes a $2.8 million increase in fuel tracker costs primarily due to an over recovery credit in 2008, a $1.2 million increase in LNG electric power expense, and a $1.3 million increase in third-party transportation expense due to additional capacity contracted, offset by a $3.2 million decrease in outside service costs primarily related to the timing of pipeline integrity testing.

•
The gathering and processing segment reported adjusted EBIT of $18.7 million, compared with $34.4 million in the prior year.  Adjusted EBIT for the quarter excludes $5.6 million of mark-to-market unrealized losses on open economic hedges of 2009 processing spreads and includes $14.6 million of mark-to-market gains recognized in a prior accounting period, but excluded from the prior period’s adjusted earnings.  Gross margin decreased by $18.2 million, after accounting for the mark-to-market adjustments, primarily due to lower realized natural gas and natural gas liquids prices.  Operating expenses decreased by $2.1 million, primarily due to a $1.2 million decrease in maintenance and contract service costs as a result of the company’s 2009 cost reduction initiative, a $600,000 decrease in utility costs and a $200,000 decrease in chemical and lubricant costs.  Depreciation expense increased by $1.2 million during the period due to an increase in property, plant and equipment.

•
EBIT for the company’s distribution segment decreased $1.2 million to a loss of $291,000 for the quarter.  The decrease was primarily due to a $1.1 million increase in taxes other than on income and revenues, largely attributable to $900,000 of property taxes associated with natural gas inventory stored in the state of Kansas, which became assessable for property tax purposes in 2009.

2009 Earnings Guidance

Southern Union reaffirms its 2009 net earnings of $1.45 to $1.60 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.90 per share.  Adjusted net earnings attribute the impact of previously-accrued mark-to-market unrealized gains on economic hedges of 2009 processing spreads to 2009 adjusted net earnings.  Adjusted net earnings also exclude the increase to the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its second quarter 2009 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-356-4279 (international callers dial 617-597-5394) and enter the passcode 40402144.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 22362491.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)

Operating revenues	$453,025	$733,055	$1,136,888	$1,685,753

Operating expenses:
Cost of gas and other energy	191,917	459,032	571,979	1,069,201
Operating, maintenance and general	116,539	116,279	245,216	225,189
Depreciation and amortization	53,360	49,321	105,830	97,944
Revenue-related taxes	4,816	5,974	22,022	24,924
Taxes, other than on income and revenues	13,739	12,172	27,480	24,663
Total operating expenses	380,371	642,778	972,527	1,441,921

Operating income	72,654	90,277	164,361	243,832

Other income (expenses):
Interest expense	(48,365)	(50,603)	(96,735)	(101,304)
Earnings from unconsolidated investments	22,694	21,098	39,267	37,827
Other, net	132	720	6,094	1,058
Total other income (expenses), net	(25,539)	(28,785)	(51,374)	(62,419)

Earnings before income taxes	47,115	61,492	112,987	181,413

Federal and state income tax expense	13,835	18,582	33,450	55,595

Net earnings	33,280	42,910	79,537	125,818

Preferred stock dividends	(2,170)	(3,436)	(4,341)	(7,777)

Loss on extinguishment of preferred stock	-	(1,995)	-	(1,995)

Net earnings available for common stockholders	$31,110	$37,479	$75,196	$116,046

Net earnings available for common stockholders per share:
Basic	$0.25	$0.30	$0.61	$0.94
Diluted	0.25	0.30	0.61	0.94

Dividends declared on common stock per share	$0.15	$0.15	$0.30	$0.30

Weighted average shares outstanding:
Basic	124,047	124,008	124,046	122,905
Diluted	124,274	124,242	124,123	123,188

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	June 30,	December 31,
	2009	2008
	(In thousands of dollars)
Total assets	$ 7,801,952	$ 7,997,907
Long Term Debt	3,267,889	3,257,434
Short term debt and notes payable	351,123	462,082
Preferred stock	115,000	115,000
Common equity	2,295,777	2,252,952
Total capitalization	6,029,789	6,087,468

	Six months ended June 30,
	2009	2008
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$ 381,825	$ 347,344
Changes in working capital	171,767	40,704
Net cash flow provided by operating activities
before changes in working capital	210,058	306,640
Net cash flow used in investing activities	(230,371)	(345,542)
Net cash flow provided by financing activities	(140,540)	223,827
Change in cash and cash equivalents	$ 10,914	$ 225,629

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
Segment Data	2009	2008	2009	2008
	(In thousands)
Revenues from external customers:
Transportation and Storage	$172,615	$168,333	$364,910	$355,384
Gathering and Processing	175,084	440,323	343,389	855,985
Distribution	104,532	122,922	426,556	471,557
Total segment operating revenues	452,231	731,578	1,134,855	1,682,926
Corporate and other	794	1,477	2,033	2,827
	$453,025	$733,055	$1,136,888	$1,685,753

Depreciation and amortization:
Transportation and Storage	$28,483	$25,691	$56,346	$50,752
Gathering and Processing	16,543	15,346	32,956	30,816
Distribution	7,808	7,722	15,479	15,294
Total segment depreciation and amortization	52,834	48,759	104,781	96,862
Corporate and other	526	562	1,049	1,082
	$53,360	$49,321	$105,830	$97,944

EBIT:
Transportation and Storage segment	$97,922	$98,526	$191,144	$212,626
Gathering and Processing segment	(1,523)	12,134	(12,956)	40,690
Distribution segment	(291)	928	31,347	29,410
Corporate and other	(628)	507	187	(9)
Total EBIT	95,480	112,095	209,722	282,717
Interest expense	48,365	50,603	96,735	101,304
Earnings before income taxes	47,115	61,492	112,987	181,413
Federal and state income tax expense	13,835	18,582	33,450	55,595
Net earnings	33,280	42,910	79,537	125,818
Preferred stock dividends	2,170	3,436	4,341	7,777
Loss on extinguishment of preferred stock	-	1,995	-	1,995
Net earnings available for common stockholders	$31,110	$37,479	$75,196	$116,046

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months ended June 30, 2009 and 2008.

	Three months ended June 30,
	2009	2008
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$95,480	$112,095
Adjustments:
Mark-to-market losses on open economic hedges	5,605	22,251
Mark-to-market gains recognized in prior periods	14,598	-
Adjusted EBIT	$115,683	$134,346

Gathering & processing segment:
Reported EBIT	$(1,523)	$12,134
Adjustments:
Mark-to-market losses on open economic hedges	5,605	22,251
Mark-to-market gains recognized in prior periods	14,598	-
Adjusted EBIT	$18,680	$34,385

The following tables set forth a reconciliation of operating revenues to net operating revenues and adjusted net operating revenues for the company for the three months ended June 30, 2009 and 2008.

	Three Months Ended June 30,
	2009	2008
	(In thousands of dollars)
Operating revenues	$453,025	$733,055
Cost of gas and other energy	(191,917)	(459,032)
Revenue-related taxes	(4,816)	(5,974)
Net operating revenues	256,292	268,049
Adjustments:
Mark-to-market losses on open economic hedges	5,605	22,251
Mark-to-market gains recognized in prior periods	14,598	-
Adjusted net operating revenues	$276,495	$290,300

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